Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Telephone: (215) 564-8000

Facsimile: (215) 564-8120

July 31, 2008

Board of Trustees of

Templeton Global Investment Trust

500 East Broward Boulevard

Fort Lauderdale, Florida 33394

Subject:  Templeton Global Investment Trust -- Post-Effective Amendment No. 29 to Registration

                 Statement on Form N-1A (Registration No. 33-73244; File No. 811-08226) relating to

                 Templeton Frontier Markets Fund

Ladies and Gentlemen:

We have acted as counsel to Templeton Global Investment Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 29 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “Registration Statement”), with respect to Templeton Frontier Markets Fund (the “Fund”), a new series of the Trust. We are furnishing this opinion with respect to the proposed offer and sale of an unlimited number of shares of beneficial interest, without par value of the Fund (the “Shares”), pursuant to the Registration Statement.

We have reviewed the Trust’s Second Amended and Restated Agreement and Declaration of Trust, the Trust’s Third Amended and Restated By-Laws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.          The Shares of the Fund will be issued in accordance with the Fund’s Second Amended and Restated Agreement and Declaration of Trust, the Trust’s Third Amended and Restated By-Laws, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares of the Fund.

2.          The Fund’s Shares will be issued against payment therefor as described in the Fund’s then-current Prospectus and Statement of Additional Information relating thereto

Templeton Global Investment Trust

July 31, 2008

included in the Registration Statement, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares of the Fund to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:  /s/ Kristin H. Ives

        Kristin H. Ives, a Partner